                                                                    EXHIBIT 99.1

                                                  [LOGO OF PLANAR SYSTEMS, INC.]


               Planar Delivers on Ambitious Goals for Fiscal 2001,
                        Updates Guidance for Fiscal 2002

BEAVERTON, OREGON, October 31, 2001 -- Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in the development and marketing of custom electronic display systems, recorded strong financial results for its fourth quarter and year ended September 28, 2001.

     Sales in the fourth quarter were $50.6 million, a 6 percent increase over the same period a year ago. Sales for the twelve-month period were $208.0 million, up 19 percent over fiscal 2000 results. Net income was $3.4 million for the fourth quarter and a record $14.5 million for the year. Net income per fully diluted share was $0.26 for the fourth quarter and a record $1.13 for the fiscal year 2001.

     "We stuck with our guidance throughout the year, and we delivered," said Balaji Krishnamurthy, president and CEO. "I'm pleased with the turnaround that's been achieved in the past two years, transforming the company from a component maker to a display solutions partner, and with Planar's strong performance in a deteriorating economic environment."

     Gross margins for the fourth quarter, as a percentage of sales, were 31.0 percent, compared to 14.1 percent in last year's fourth quarter. For the year, gross margins of 31.2 percent exceeded the 23.3 percent result in fiscal 2000. Operating expenses as a percent of sales were 20.6 percent for the fourth quarter and 20.3 percent for the fiscal year 2001, compared to 32.3 percent and
24.5 percent, respectively, in the year-ago periods. Fourth quarter 2001 results were positively impacted by a net $650 thousand reduction to cost of sales from non-recurring items. Fourth quarter 2000 results were negatively impacted by non-recurring charges of $13 million due to the company's decision to exit the military AMLCD business.

     Displays for military avionics contributed about $30 million in sales during 2001, which will not continue into 2002. "Our exit from the military AMLCD business and the closure of our CRT business were accomplished smoothly, and we believe remaining risks are small," said Krishnamurthy. "We have reallocated R&D resources to more promising commercial markets, where the company's strengths are better optimized for delivering unique value to customers."

     Planar's focus on efficiency underpins its ability to produce solid bottom line results even in tough economic times. The company's revenue per employee has increased substantially over the past year, from $192 thousand to $278 thousand. "The improvements we've made will help Planar operate more efficiently, now and when business rebounds in the future. Meanwhile, we continue to recruit key talent in areas of strategic opportunity," Krishnamurthy said.

     Planar's desktop monitor business, one of the new areas of strategic investment, performed well beyond expectations in 2001. Fourth quarter sales of $6 million brought total sales in this business over $14 million in its first twelve months of operation. Planar continues to expand its line of branded flat-panel monitors, including recent additions in a 19-inch screen size, and will move forward with the strategy of leveraging design expertise and partnerships to gain further ground in this rapidly growing market.

     Planar's photonics business, announced last July, recorded its first shipment for revenue in the final week of fiscal 2001. Employing atomic layer deposition and proprietary process technology into markets beyond displays, the initial focus of this initiative is specialized thin-film filters for the optical networking industry. Further applications of the technology, valuable in numerous uses requiring extremely thin and uniform films, are also being pursued.

     "Early traction in these two initiatives proves the value of expanding our strategic horizons. We will continue to deploy our unique strengths in new areas of opportunity, with the goal of maximizing value from our assets," Krishnamurthy said.

     In the company's core markets, 13 new design wins were achieved in the quarter. Activity in Europe was consistent with prior quarters while North American activity showed continued slowness due to the softening economy. Backlog and bookings were also below levels of prior periods, reflecting the exit from military businesses, change in product mix, and correction of excessive lead times the EL business had earlier in the year.

     "Planar has been impacted by the economic downturn just like everybody else, but it has grown in spite of this through the addition of incremental revenue in new businesses and applications," said Krishnamurthy. "Meanwhile, our core businesses have held flat, and I remain confident we are holding market share in each of our target markets."

     The medical business unit, the company's largest segment, recorded fourth quarter year-over-year sales growth of 8 percent, driven largely by sales of medical-grade flat-panel monitors. Increased shipments to the ATM and gasoline pump markets, offset by weakness in controls and business machine customers, resulted in a decline in sales of 3 percent versus the year-ago quarter in the industrial segment. The company's exit from the military AMLCD business is reflected in the 23 percent annual decline in sales in the transportation business unit.

     Comparative fiscal 2000 results have been restated in accordance with the pooling of interests accounting treatment for the December 2000 acquisition of AllBrite Technologies.

BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

 .    The company expects sales of $200 million in fiscal 2002, with sales increasing in the last two quarters. This represents an annual growth rate in excess of 12 percent excluding discontinued business.
 .    Gross margins are expected to be approximately 31 percent of sales for fiscal 2002.
 .    Operating expenses are anticipated to be about 20 percent of sales in fiscal 2002 and remain consistent in dollar terms throughout the four quarters of the year.
 .    The effective tax rate is expected to be about 34 percent in fiscal 2002.
 .    The company expects net income of approximately $1.10 per fully diluted share.

     Responding to an economic situation that has worsened in recent months, Krishnamurthy said, "We are revising downward our expectations for fiscal 2002 from the guidance first issued last July. Our updated sales target for fiscal year 2002 represents confidence in delivering more than 12 percent growth over the fiscal 2001 results from continuing business. Furthermore, through increased efficiency in our operations, we intend to leverage that top line to maintain net income per share performance in line with 2001 results."

     "Fiscal 2001 was the best year in Planar's history, not only in terms of new financial records but in the many accomplishments made in refining our strategy and strengthening our processes. We are positioned extremely well for future growth--with excellent prospects in our end-markets, a clear and executable strategy, and a highly capable and committed team," Krishnamurthy concluded.

     Results and operational highlights for the first quarter will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call to be broadcast live over the Internet today, October 31, 2001, beginning at 11 a.m. Eastern Time/8 a.m. Pacific Time. The call can be accessed through Planar's Web site, www.planar.com, and will be available for replay through November 14, 2001.
--------------

ABOUT PLANAR

     Planar Systems is a worldwide leader in the development and marketing of electronic information display systems. The company specializes in collaborative relationships with customers, designing and producing flat-panel display solutions ranging from desktop monitors for the office to high-performance displays for challenging field applications in medical, industrial and transportation markets. Founded in 1983 and publicly traded on The Nasdaq National Market as `PLNR', Planar is headquartered in Oregon, USA, and operates manufacturing and sales in the United States and Europe. For more information please visit www.planar.com.
             --------------

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

     The statements by Balaji Krishnamurthy and the statements in the business outlook above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: domestic and international business and economic conditions, changes in growth in the flat panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, continued success in technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission filings, including the Company's prospectus dated March 15, 2001. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

     PLANAR is a registered trademark of Planar Systems, Inc.

CONTACT:
Stewart Clark, Investor Relations Director
503-748-6984 / stewart_clark@planar.com
               ------------------------

                              Planar Systems, Inc.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)


                                                         (unaudited)
                                                     Three months ended                     Years ended
                                              Sept. 28, 2001    Sept. 29, 2000    Sept. 28, 2000    Sept. 29, 2000
                                              --------------    --------------    --------------    --------------
Sales                                            $  50,647         $  47,839         $ 207,952         $ 174,551
Cost of sales                                       34,942            41,079           143,124           133,892
                                                 ---------         ---------         ---------         ---------
Gross profit                                        15,705             6,760            64,828            40,659

Operating expenses:
  Research and development, net                      2,779             2,416            11,065            10,460
  Sales and marketing                                3,882             3,735            16,892            13,902
  General and administrative                         3,730             3,934            14,954            12,867
  Non-recurring charges                                 36             5,390              (654)            5,590
                                                 ---------         ---------         ---------         ---------
      Total operating expenses                      10,427            15,475            42,257            42,819

Income (loss) from operations                        5,278            (8,715)           22,571            (2,160)

Non-operating income (expense):
  Interest, net                                       (123)              (37)             (376)             (315)
  Foreign exchange, net                                (54)              971              (444)            2,085
                                                 ---------         ---------         ---------         ---------
      Net non-operating income (expense)              (177)              934              (820)            1,770

Income (loss) before income taxes                    5,101            (7,781)           21,751              (390)
Provision for income taxes                           1,699            (2,880)            7,214              (933)
                                                 ---------         ---------         ---------         ---------
Net income (loss)                                $   3,402         $  (4,901)        $  14,537         $     543
                                                 =========         =========         =========         =========


Basic net income (loss) per share                $    0.27         $   (0.42)        $    1.21         $    0.05

Average shares outstanding - basic                  12,441            11,686            11,980            11,557

Diluted net income (loss) per share              $    0.26         $   (0.42)        $    1.13         $    0.05

Average shares outstanding - diluted                13,298            11,686            12,859            12,037

                              Planar Systems, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)


                                          Sept. 28, 2001   Sept. 29, 2000
ASSETS

Current assets:
  Cash and cash equivalents                  $  22,007        $  16,456
  Accounts receivable                           34,817           28,516
  Inventories                                   23,192           29,728
  Other current assets                           5,989           15,017
                                             ---------        ---------
    Total current assets                        86,005           89,717

Property, plant and equipment, net              35,460           27,738
Goodwill                                         3,428            4,004
Other assets                                    11,307            6,716
                                             ---------        ---------

                                             $ 136,200        $ 128,175
                                             =========        =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                           $   8,981        $  15,318
  Accrued compensation                           7,096            4,870
  Current portion of long-term debt              2,019            2,023
  Deferred revenue                                 478            1,080
  Other current liabilities                      8,145           16,130
                                             ---------        ---------
      Total current liabilities                 26,719           39,421

Long-term debt, less current portion            11,686           14,126
Other long-term liabilities                      1,706            1,360
                                             ---------        ---------
      Total liabilities                         40,111           54,907

Shareholders' equity:
  Common stock                                  87,803           79,296
  Retained earnings                             19,554            6,078
  Accumulated other comprehensive loss         (11,268)         (12,106)
                                             ---------        ---------
      Total shareholders' equity                96,089           73,268
                                             ---------        ---------

                                             $ 136,200        $ 128,175
                                             =========        =========

                              Planar Systems, Inc.
                      Consolidated Statement of Cash Flows
                                 (In thousands)
                                   (unaudited)

                                                                 Years ended
                                                        Sept. 28, 2001   Sept. 29, 2000
                                                        --------------   --------------
Cash flows from operating activities:
Net  income                                                $ 14,537         $    543
Adjustments to reconcile net income to net cash
  provided by operating activities
    Depreciation and amortization                             7,100            6,092
    Amortization of  excess market value of acquired
       net assets over purchase price                          (120)            (476)
    Non-recurring charges                                    (2,006)          13,163
    Deferred taxes                                           (3,883)          (6,240)
    Foreign exchange (gain) loss                                444           (2,085)
    Tax benefit of stock options exercised                    2,060              471
    Increase in accounts receivable                          (6,167)          (9,791)
    (Increase) decrease in inventories                        6,326           (9,089)
    (Increase) decrease in other current assets               5,404           (5,113)
    Increase (decrease) in accounts payable                  (2,639)           4,324
    Increase in accrued compensation                          2,199              846
    Decrease in deferred revenue                               (624)             (59)
    Increase (decrease) in other current liabilities         (6,226)           9,826
                                                           --------         --------
Net cash provided by (used in) operating activities          16,405            2,412

Cash flows from investing activities:
Purchase of property, plant and equipment                   (13,005)          (9,201)
Investment in a business                                     (1,533)              --
Increase in other long-term liabilities                         310              717
Net sales of short-term investments                              --            2,010
Net sales (purchases) of long-term investments                  351             (950)
                                                           --------         --------
Net cash used in investing activities                       (13,877)          (7,424)

Cash flows from financing activities:
Net payments of long-term debt                               (2,444)          (1,228)
Net proceeds from long-term accounts receivable                  --              583
Stock repurchase                                             (1,061)            (439)
Net proceeds from issuance of capital stock                   6,447            3,501
                                                           --------         --------
Net cash provided by financing activities                     2,942            2,417

Effect of exchange rate changes                                  81            1,147
                                                           --------         --------

Net increase (decrease) in cash and cash equivalents          5,551           (1,448)

Cash and cash equivalents at beginning of period             16,456           17,904
                                                           --------         --------

Cash and cash equivalents at end of period                 $ 22,007         $ 16,456
                                                           ========         ========